Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Announces Preliminary Fourth Quarter 2012 Revenues

Achieves 25% Fourth Quarter and 27% Full Year 2012 Revenue Growth

IRVINE, Calif., January 7, 2013 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2012. Endologix anticipates fourth quarter 2012 global revenue of approximately $29.2 million and full year 2012 global revenue of approximately $105.9 million, representing approximately 25% and 27% year-over-year growth, respectively. The preliminary results compare to previously issued guidance of $104-$106 million in global revenues for the full year 2012.

The Company anticipates U.S. Revenue to be approximately $23.3 million in the fourth quarter of 2012, representing approximately 20% growth compared to $19.4 million for the same quarter in 2011. International revenue is anticipated to be approximately $5.9 million in the fourth quarter of 2012, representing approximately 48% growth compared to $4.0 million for the same quarter in 2011.

John McDermott, Endologix Chairman, President and Chief Executive Officer, said, “In 2012 we achieved strong revenue growth and several important milestones. We continued to drive adoption of our AFX® system, made good progress building our direct organization in Europe and advanced our new product pipeline, including our Nellix® and Ventana™ products. As we enter 2013, we look forward to continued market share gains and a gradual roll-out of the Nellix and Ventana products in Europe as we build experience with both devices with thought-leading physicians over the course of the year.”

The Company announced preliminary fourth quarter and full year 2012 revenues in advance of the J.P. Morgan Healthcare Conference, where Chairman, President and Chief Executive Officer, John McDermott, will present at 9:00 a.m. PST on Monday, January 7, 2013. A live webcast of the presentation will be available online from the investor relations page of the Company's corporate website at www.endologix.com. After the live webcast, the presentation will remain available on the website for 30 days.

About Endologix, Inc.
Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com. The Nellix EndoVascular Aneurysm Sealing System is not approved in the United States for either investigational use or commercial sale. The Ventana Fenestrated System is an investigational device in the United States and international markets.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to increase in market share, and market acceptance of new product offerings, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, risks associated with the Company's international operations, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

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